UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 6, 2008
SM&A

(Exact name of registrant as specified in its charter)

Delaware	0-23585	33-0080929

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, 8th Floor, Newport Beach, California	92660

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 975-1550
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
SM&A, a Delaware corporation, entered into a Credit Agreement dated as of the 1st day of May, 2008 between City National Bank (“CNB”) and SM&A (“Borrower”). The term of the credit line is one year.
The Credit Agreement provides for borrowing availability of up to $10,000,000.00 and includes both a revolving loan and letter of credit feature. The Company’s obligations under the Credit Agreement are not secured by Collateral. The borrower may draw down the credit line and pay interest at an interest rate of the Prime Rate less 50 bp or LIBOR plus 225 bp. There are financial ratio tests of Tangible Net Worth, Current Ratio-2 to 1, and Senior Debt to Tangible Net Worth. One event of default is three or more of the incumbent Board of Directors cease to be members of the Board of Directors; however, any new members of the Board who are approved by a majority of the Board of Directors is considered part of the incumbent board.
A copy of the agreement is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
10.1 Credit Agreement dated May 1, 2008 between City National Bank and SM&A.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 6, 2008	SM&A
	By:	/s/ James R. Eckstaedt
		Name:	James R. Eckstaedt
		Title:	Executive Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Credit Agreement dated May 1, 2008 between City National Bank and SM&A.